SCHEDULE 14A
                              (Rule 14A-101)

                 INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-12

                            Del Webb Corporation
              ------------------------------------------------
              (Name of Registrant as Specified in its Charter)

  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, If Other than the Registrant)


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The following is a statement issued by Del Webb to the press in response to inquiries regarding Pacific Partners, LLC:

"The statement [contained in Del Webb's preliminary proxy statement] speaks for itself. We expect to provide more detailed information to stockholders about Pacific Partners, if the group elects to proceed with its stated intention. We will not be providing that information prior to that time or prior to communicating with all of our stockholders.

Del Webb's position on the two recent 13D filings is as follows:

We are pleased that two separate groups recognize the inherent value of Del Webb stock. Both groups have stated that our stock is undervalued. We agree.

We regret that Pacific Partners has announced its intent to launch what we believe will be a disruptive and costly proxy battle to elect their nominees to the Del Webb Board of Directors.

Current management has already dealt with the primary concerns expressed by Pacific Partners through the media. Well before Pacific Partners appeared on the scene, we made commitments to the financial community regarding the amount and timing of debt reduction, which we are meeting and exceeding. After two years of rapid growth and investment, leverage has been drastically reduced from a peak of 2.73:1 (in March 1999) to 2.08:1 at June 30, 2000. Reductions in leverage will continue. Even with the debt reduction program, the company's cash-flow remains strong and we believe we have more than adequate resources to meet our liquidity needs.

More than two years ago we decided and announced that we were taking on this increased debt to finance four major new communities in key markets. We chose to fund this growth primarily with debt rather than diluting the investments of our existing shareholders with equity financing. We expect future results will validate this strategy through enhanced shareholder value."

Del Webb Corporation ("Del Webb"), its directors and executive officers and certain other persons may be deemed to be "participants" in Del Webb's solicitation of proxies from Del Webb stockholders. A detailed list of the names, affiliations and interests of the participants in the solicitation is contained in Del Webb's preliminary proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on September 8, 2000, with respect to its proposed solicitation of proxies from Del Webb stockholders in connection with Del Webb's 2000 annual meeting of stockholders.

Investors and security holders are advised to read Del Webb's proxy statement with respect to the 2000 annual meeting of stockholders, and any amendments or supplements thereto when they become available, and any solicitation recommendation statement regarding Del Webb's proposal when it becomes available, because each of these documents, filed with the Securities and Exchange Commission, contains, or will contain, important information. Investors and security holders may obtain a free copy of these documents currently available and such others when available and other documents filed by Del Webb with the SEC at the SEC's Internet web site at www.sec.gov. These documents may also be obtained for free from Del Webb by directing such requests to Del Webb's information agent, Corporate Investors Communications, Inc.

This information contains forward looking statements that involve risks and uncertainties, and actual results may differ materially. Certain forward looking statements are based on assumptions which may not prove to be accurate. Risks and uncertainties include risks associated with: the cyclical nature of real estate operations, land acquisition and development, government regulation, growth management and environmental considerations; geographic concentration; financing and leverage; interest rate fluctuations; construction labor and materials costs; future communities and new geographic markets; legal matters; natural risks; and other matters set forth in the Company's Form 10-K for the year ended June 30, 2000.